AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 2000

                                                         REGISTRATION NO. 333-
===============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                        ---------------------------

                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                        ---------------------------

                                 CMGI, INC.
           (Exact name of Registrant as Specified in its Charter)

             DELAWARE                                     04-2921333
   (State or Other Jurisdiction of                      (I.R.S. Employer
    Incorporation or Organization)                   Identification Number)

            100 BRICKSTONE SQUARE, ANDOVER, MASSACHUSETTS 01810
                               (978) 684-3600
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                 Registrant's Principal Executive Offices)

                        ---------------------------

                             DAVID S. WETHERELL
        PRESIDENT, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                 CMGI, INC.
                           100 BRICKSTONE SQUARE
                        ANDOVER, MASSACHUSETTS 01810
                               (978) 684-3600

 (Name, Address, Including Zip Code, and Telephone Number, Including Area
                        Code, of Agent For Service)

                                 Copies to:

         WILLIAM WILLIAMS II                               DAVID T. BREWSTER
 VICE PRESIDENT AND GENERAL COUNSEL             SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
             CMGI, INC.                                    ONE BEACON STREET
        100 BRICKSTONE SQUARE                         BOSTON, MASSACHUSETTS 02108
    ANDOVER, MASSACHUSETTS 01810                             (617) 573-4825
           (978) 684-3600

                        ---------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED  At such time or times on
SALE TO THE PUBLIC:                           and after the date on which this
                                              registration statement becomes
                                              effective as the selling
                                              stockholders may determine.
                        ---------------------------


If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                               CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
                                                              Proposed Maximum            Proposed
       Title Of Each Class of              Amount To Be        Offering Price         Maximum Aggregate          Amount Of
     Securities to be Registered          Registered (1)        Per Share (1)       Offering Price (1)(2)    Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share  10,810,911             $36.44               $393,949,613            $104,002.70
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
     Total                                                                           $393,949,613            $104,002.70
----------------------------------------------------------------------------------------------------------------------------


(1) The shares of common stock being registered may be issued to the holders of interests in promissory notes of the Registrant issued in connection with the purchase by the Registrant of a controlling interest of Tallan, Inc. The Registrant has the option of paying, on or before maturity, some or all of the principal and interest owed on the notes in either cash or common stock or a combination thereof. The number of shares of common stock being registered represents a good-faith estimate of the number of such shares the Registrant would be required to issue to repay the promissory notes, plus interest thereon through maturity, as it may be extended by the Registrant, in common stock as determined by dividing aggregate principal amount of the promissory notes, plus interest thereon through maturity, reflected as the Proposed Maximum Aggregate Offering Price above, by the closing price per share of CMGI common stock, as reported on the Nasdaq National Market on August 11, 2000 reflected as the Proposed Maximum Offering Price Per Share above.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

    Subject to completion, preliminary prospectus dated August 22, 2000

Prospectus

                             10,810,911 SHARES
                                COMMON STOCK


                                 CMGI, INC.
                           100 Brickstone Square
                        Andover, Massachusetts 01810
                               (978) 684-3600

                    ------------------------------------


         This prospectus registers for resale by the former stockholders of Tallan, Inc. the shares of our common stock that we may issue upon repayment of certain promissory notes. The consideration paid to the former stockholders of Tallan, Inc. for our purchase of a controlling interest in Tallan, Inc. on March 31, 2000, included three promissory notes. One note, in the principal amount of $241,794,649.00, matures on September 30, 2000 and two notes, in the aggregate principal amount of $135,101,879.00, mature on December 31, 2000. Each promissory note allows us to extend the maturity date by up to 30 days. We have the option, on or before the maturity of the notes, of paying some or all of the principal and interest owed on the notes in our common stock. We put these notes in escrow on behalf of the former Tallan, Inc. stockholders, pending payment on or before maturity and, in the case of one of the notes maturing on December 31, 2000 in the principal amount of $50,000,000.00, pending the resolution of indemnification claims, if any.

         We will value the shares of our common stock to be issued upon payment of the notes based upon the average of the closing price per share of our common stock, as reported on the Nasdaq National Market (the "Nasdaq"), on the five consecutive trading days immediately preceding the third trading day prior to the date of repayment of the respective note.

         Our common stock is traded on the Nasdaq under the ticker symbol "CMGI." On August 11, 2000, the last reported sales price of the common stock was $36.44 per share.

         The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors- in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. More detailed information concerning the distribution of the shares is contained in the section of this prospectus entitled "Plan of Distribution" which begins on page 16.

         We will not receive any proceeds from the sale of the shares.

         The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We are paying expenses relating to the registration of the shares with the Securities and Exchange Commission.

         We urge you to read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

                    ------------------------------------

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ------------------------------------

       INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                  SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                    ------------------------------------


     This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.



                             TABLE OF CONTENTS

                                                                          Page

RISK FACTORS ..............................................................1

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS...........................8

ABOUT THIS PROSPECTUS......................................................9

DESCRIPTION OF CAPITAL STOCK...............................................9

USE OF PROCEEDS...........................................................14

THE SELLING STOCKHOLDERS..................................................14

PLAN OF DISTRIBUTION......................................................16

LEGAL MATTERS.............................................................18

EXPERTS  .................................................................18

WHERE YOU CAN FIND MORE INFORMATION ABOUT US..............................20

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................21

PART II  ...............................................................II-1

SIGNATURES..............................................................II-5

POWER OF ATTORNEY.......................................................II-5

EXHIBIT INDEX...........................................................II-6



                                RISK FACTORS

     An investment in our securities is extremely risky. This section describes risks involved in purchasing our securities. Before you invest in our securities, you should consider carefully the following risks, in addition to the other information presented in this prospectus and the other documents incorporated by reference into this prospectus, in evaluating us and our business. Any of the following risks could seriously harm our business and financial results and cause the value of our securities to decline, which in turn could cause you to lose all or part of your investment.


RISKS PARTICULAR TO CMGI

WE MAY NOT HAVE OPERATING INCOME OR NET INCOME IN THE FUTURE.

     During the fiscal year ended July 31, 1999 and for the nine months ended April 30, 2000, we had an operating loss of approximately $127 million and $1.4 billion, respectively. We anticipate continuing to incur significant operating expenses in the future, including significant costs of revenues and selling, general and administrative and amortization expenses. As a result, we expect to continue to incur operating losses and may not have enough money to grow our business in the future. We cannot assure you that we will achieve profitability or be capable of sustaining profitable operations.


WE MAY HAVE PROBLEMS RAISING MONEY WE NEED IN THE FUTURE.

     In recent years, we have financed our operating losses in part with profits from selling some of the stock of companies in which we had invested through our @Ventures funds. This funding source may not be sufficient in the future, and we may need to obtain funding from outside sources. However, we may not be able to obtain funding from outside sources. In addition, even if we find outside funding sources, we may be required to issue to such outside sources securities with greater rights than those currently possessed by holders of shares of our common stock. We may also be required to take other actions, which may lessen the value of our common stock, including borrowing money on terms that are not favorable to us.


WE MAY INCUR SIGNIFICANT COSTS TO AVOID INVESTMENT COMPANY STATUS AND MAY SUFFER ADVERSE CONSEQUENCES IF DEEMED TO BE AN INVESTMENT COMPANY.

     We may incur significant costs to avoid investment company status and may suffer other adverse consequences if deemed to be an investment company under the Investment Company Act of 1940. Some of our equity investments in other businesses and our venture subsidiaries may constitute investment securities under the Investment Company Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. Investment companies are subject to registration under, and compliance with, the Investment Company Act unless a particular exclusion or safe harbor provision applies. If we were to be deemed an investment company, we would become subject to the requirements of the Investment Company Act. As a consequence, we would be prohibited from engaging in business or issuing our securities as we have in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of our contracts might be voidable, and a court-appointed receiver could take control of us and liquidate our business.

     Although our investment securities currently comprise less than 40% of our total assets, fluctuations in the value of these securities or of our other assets may cause this limit to be exceeded. Unless an exclusion or safe harbor was available to us, we would have to attempt to reduce our investment securities as a percentage of our total assets. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If we were required to sell investment securities, we may sell them sooner than we otherwise would. These sales may be at depressed prices and we may never realize anticipated benefits from, or may incur losses on, these investments. We may be unable to sell some investments due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to purchase additional investment securities that may be important to our operating strategy. If we decide to acquire non-investment security assets, we may not be able to identify and acquire suitable assets and businesses or the terms on which we are able to acquire such assets may be unfavorable.


WE DEPEND ON CERTAIN IMPORTANT EMPLOYEES, AND THE LOSS OF ANY OF THOSE EMPLOYEES MAY HARM OUR BUSINESS.

     Our performance is substantially dependent on the performance of our executive officers and other key employees, in particular, David S. Wetherell, our chairman, president and chief executive officer, Andrew J. Hajducky III, our executive vice president, chief financial officer and treasurer, and David Andonian, our president, corporate development. The familiarity of these individuals with the Internet industry makes them especially critical to our success. In addition, our success is dependent on our ability to attract, train, retain and motivate high quality personnel, especially for our management team. The loss of the services of any of our executive officers or key employees may harm our business. Our success also depends on our continuing ability to attract, train, retain and motivate other highly qualified technical and managerial personnel. Competition for such personnel is intense.


THERE MAY BE CONFLICTS OF INTEREST AMONG OUR NETWORK COMPANIES, OUR OFFICERS, DIRECTORS AND STOCKHOLDERS AND US.

     Some of our officers and directors also serve as officers or directors of one or more of our network companies. As a result we, our officers and directors, and our network companies may face potential conflicts of interest with each other and with our stockholders. Specifically, our officers and directors may be presented with situations in their capacity as officers or directors of one of our network companies that conflict with their fiduciary obligations as officers or directors of our company or of another network company.


IN FISCAL 1999 AND THE FIRST NINE MONTHS OF FISCAL 2000, WE DERIVED A SIGNIFICANT PORTION OF OUR REVENUES FROM A SMALL NUMBER OF CUSTOMERS AND THE LOSS OF ANY OF THOSE CUSTOMERS COULD SIGNIFICANTLY DAMAGE OUR BUSINESS.

     During the fiscal year ended July 31, 1999, sales to Cisco Systems, Inc. accounted for 36% of our total revenues and 47% of our revenues from our fulfillment services segment. During the nine months ended April 30, 2000, sales to Cisco accounted for 13.4% of our total revenues and 56.4% of our revenues from our fulfillment services segment. We currently do not have any agreements with Cisco which obligate this customer to buy a minimum amount of products from us or to designate us as its sole supplier of any particular products or services. During the nine months ended April 30, 2000, approximately 16.5% of our total revenues and 21% of revenues from our Internet segment were derived from customer advertising contracts serviced by DoubleClick, Inc. We believe that we will continue to derive a significant portion of our operating revenue from sales to a small number of customers.


OUR STRATEGY OF SELLING ASSETS OF OR INVESTMENTS IN THE COMPANIES THAT WE HAVE ACQUIRED AND DEVELOPED PRESENTS RISKS.

     One element of our business plan involves raising cash for working capital for our Internet business by selling, in public or private offerings, some of the companies, or portions of the companies, that we have acquired and developed. Market and other conditions largely beyond our control affect:

     o    our ability to engage in such sales;

     o    the timing of such sales; and

     o    the amount of proceeds from such sales.

     As a result, we may not be able to sell some of these assets. In addition, even if we are able to sell, we may not be able to sell at favorable prices. If we are unable to sell these assets at favorable prices, our business will be harmed.


OUR STOCK PRICE MAY FLUCTUATE BECAUSE THE VALUE OF SOME OF OUR COMPANIES FLUCTUATES.

     A portion of our assets include the equity securities of both publicly traded and non-publicly traded companies. For example, we, directly or through our @Ventures funds, own a significant number of shares of common stock of Critical Path, Engage, Hollywood Entertainment, Kana Communications, Lycos, Marketing Services Group, MotherNature.com, NaviSite, Netcentives, Pacific Century CyberWorks, Primedia, Ventro and Vicinity, which are publicly traded companies. The market price and valuations of the securities that we hold in these and other companies may fluctuate due to market conditions and other conditions over which we have no control. Fluctuations in the market price and valuations of the securities that we hold in other companies may result in fluctuations of the market price of our common stock and may reduce the amount of working capital available to us.


OUR STRATEGY OF EXPANDING OUR BUSINESS THROUGH ACQUISITIONS OF OTHER BUSINESSES AND TECHNOLOGIES PRESENTS SPECIAL RISKS.

     We intend to continue to expand through the acquisition of businesses, technologies, products and services from other businesses. Acquisitions involve a number of special problems, including:

     o difficulty integrating acquired technologies, operations, and personnel with our existing businesses;

     o diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

     o strain on managerial and operational resources as management tries to oversee larger operations;

     o    exposure to unforeseen liabilities of acquired companies;

     o potential issuance of securities in connection with an acquisition with rights that are superior to the rights of holders of our currently outstanding securities;

     o    the need to incur additional debt; and

     o the requirement to record potentially significant additional future operating costs for the amortization of goodwill and other intangible assets.

     We may not be able to successfully address these problems. Moreover, our future operating results will depend to a significant degree on our ability to successfully manage growth and integrate acquisitions. In addition, many of our investments are in early-stage companies with limited operating histories and limited or no revenues. We may not be able to successfully develop these young companies.


WE FACE COMPETITION FROM OTHER ACQUIRORS OF AND INVESTORS IN
INTERNET-RELATED VENTURES WHICH MAY PREVENT US FROM REALIZING STRATEGIC OPPORTUNITIES.

     Although we create many of our network companies ourselves, we also acquire or invest in existing companies that we believe are complementary to our network and further our vision of the Internet. In pursuing these opportunities, we face competition from other capital providers and incubators of Internet-related companies, including publicly-traded Internet companies, venture capital companies and large corporations. Some of these competitors have greater financial resources than we do. This competition may limit our opportunity to acquire interests in companies that could advance our vision of the Internet and increase our value.


OUR GROWTH PLACES STRAIN ON OUR MANAGERIAL, OPERATIONAL AND FINANCIAL
RESOURCES.

     Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. Further, as the number of our users, advertisers and other business partners grows, we will be required to manage multiple relationships with various customers, strategic partners and other third parties. Our further growth or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources, inhibiting our ability to achieve the rapid execution necessary to successfully implement our business plan.


WE MUST DEVELOP AND MAINTAIN POSITIVE BRAND NAME AWARENESS.

     We believe that establishing and maintaining our brand names is essential to expanding our Internet business and attracting new customers. We also believe that the importance of brand name recognition will increase in the future because of the growing number of Internet companies that will need to differentiate themselves. Promotion and enhancement of our brand names will depend largely on our ability to provide consistently high-quality products and services. If we are unable to provide high-quality products and services, the value of our brand names may suffer.


OUR QUARTERLY RESULTS MAY FLUCTUATE WIDELY.

     Our operating results have fluctuated widely on a quarterly basis during the last several years, and we expect to experience significant fluctuation in future quarterly operating results. Many factors, some of which are beyond our control, have contributed to these quarterly fluctuations in the past and may continue to do so. Such factors include:

     o    demand for our products and services;

     o payment of costs associated with our acquisitions, sales of assets and investments;

     o    timing of sales of assets;

     o    market acceptance of new products and services;

     o specific economic conditions in the Internet and direct marketing industries; and

     o    general economic conditions.

     The emerging nature of the commercial uses of the Internet makes predictions concerning our future revenues difficult. We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and should not be relied upon as indicative of our future performance. It is also possible that in some fiscal quarters, our operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of our common stock may decline.


THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE.

     The market price of our common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. In recent years, the stock market has experienced significant price and volume fluctuations which have particularly impacted the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of our common stock.


OWNERSHIP OF CMGI IS CONCENTRATED.

     David S. Wetherell, our chairman, president and chief executive officer, beneficially owned approximately 12% of our outstanding common stock as of April 30, 2000. As a result, Mr. Wetherell possesses significant influence over CMGI on matters, including the election of directors. Additionally, Compaq Computer Corporation owned approximately 15% of our outstanding common stock as of April 30, 2000. The concentration of our share ownership may:

     o    delay or prevent a change in our control;

     o impede a merger, consolidation, takeover, or other transaction involving CMGI; or

     o discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of CMGI.


WE RELY ON NAVISITE FOR WEB SITE HOSTING.

     We and many of our operating companies rely on NaviSite for network connectivity and hosting of servers. If NaviSite fails to perform such services, our internal business operations may be interrupted, and the ability of our operating companies to provide services to customers may also be interrupted. Such interruptions may have an adverse impact on our business and revenues and our operating companies.


CMGI LITIGATION.

     On February 9, 2000, International Merchandising Corporation and International Managements, Inc. (collectively, "IMG") filed a complaint in the United States District Court for the Northern District of Ohio, Eastern Division, against Signatures SNI, Inc., Signatures Network, Inc. (collectively "Signatures") subsidiaries of iCAST, iCAST, a subsidiary of CMGI, and CMGI. The complaint asserted claims against Signatures for breach of contract, promissory estoppel, and quantum meruit and claims against CMGI and iCAST for tortious interference with contract and tortious interference with prospective contractual relations. The complaint sought compensatory damages of not less than $15,000,000, Signatures stock options, the unspecified value of alleged services performed by IMG, unspecified punitive damages, and costs. On February 22, 2000, IMG filed with the court a motion to compel arbitration. On April 1, 2000, the parties entered into an Alternative Dispute Resolution Agreement, pursuant to which IMG voluntarily withdrew its motion to compel arbitration and agreed to waive its claim for punitive damages. The parties agreed to submit all claims they may have against each other to mediation and, if mediation proves to be unsuccessful, to private, binding arbitration. On April 7, 2000, IMG filed with the court its notice of voluntary dismissal of the federal court action. The parties are currently mediating the dispute. The defendants believe that they have valid defenses to IMG's asserted claims. If we do not prevail, the outcome could adversely affect our financial condition and results of operations.

     On or about March 15, 2000, CMGI and certain of its officers and directors, as well as certain officers and directors of Engage, a subsidiary of CMGI, were sued by a shareholder of Engage in what purported to be a derivative action on behalf of Engage. The lawsuit is captioned Doris B. Sollod, Plaintiff, v. Edward A. Bennett, Christopher A. Evans, Craig D. Goldman, Andrew J. Hajducky, III, Frederic D. Rosen, Paul L. Schaut, David S. Wetherell and CMGI, Inc., Defendants and Engage Technologies, Inc., Nominal Defendant, Civil Action No. 17886-NC, Court of Chancery, New Castle County, Delaware. The complaint arose out of the intended sale by CMGI of its subsidiaries, Flycast and Adsmart, to Engage, as announced on or about January 20, 2000. The plaintiff alleged, inter alia, that CMGI and the individual defendants violated their fiduciary duties, duties of loyalty and good faith, and engaged in self-dealing with regard to the transaction, which the complaint alleged is unfair to Engage. The complaint requested, inter alia, that the court (1) enjoin the defendants from taking any steps in furtherance of the transaction; (2) award recissory damages to Engage and rescind the transaction if it is consummated; (3) direct the defendants to account to Engage for its damages and CMGI's profits; and (4) award the plaintiff her costs, disbursements and fees. On August 15, 2000, the plaintiff filed a stipulation of dismissal. The parties expect that the court will endorse the stipulation and the matter will be dismissed.

     Neil Braun, the former president and chief executive officer of iCAST Corporation, a subsidiary of CMGI, filed a complaint in the United States District Court, Southern District of New York, on December 22, 1999 against CMGI, iCAST and David S. Wetherell, chief executive officer and chairman of CMGI, alleging certain claims arising out of the termination of Mr. Braun's employment with iCAST. As set forth in the complaint, Mr. Braun is seeking, among other things, monetary damages in excess of $50 million and specific performance of certain alleged contractual obligations that would require iCAST to deliver to Mr. Braun an equity interest in iCAST. On January 31, 2000, an answer to the complaint was filed on behalf of CMGI, iCAST and Mr. Wetherell. The parties are currently engaged in discovery. The defendants plan to vigorously defend against these claims. If we do not prevail in this proceeding, the outcome could adversely affect our financial condition and results of operations. The parties are currently conducting discovery in this matter.


RISKS PARTICULAR TO OUR NETWORK COMPANIES

THE SUCCESS OF OUR NETWORK COMPANIES DEPENDS GREATLY ON INCREASED USE OF THE INTERNET BY BUSINESS AND INDIVIDUALS.

     The success of our network companies depends greatly on increased use of the Internet for advertising, marketing, providing services and conducting business. Commercial use of the Internet is currently at an early stage of development and the future of the Internet is not clear. In addition, it is not clear how effective advertising on the Internet is in generating business as compared to more traditional types of advertising such as print, television and radio. The businesses of our network companies will suffer if commercial use of the Internet fails to grow in the future.


OUR NETWORK COMPANIES ARE SUBJECT TO INTENSE COMPETITION.

     The market for Internet products and services is highly competitive. Moreover, the market for Internet products and services lacks significant barriers to entry, enabling new businesses to enter this market relatively easily. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with the products and services of our network companies. In addition, many of the current and potential competitors of our network companies have greater financial, technical, operational and marketing resources than those of our network companies. Our network companies may not be able to compete successfully against these competitors. Competitive pressures may also force prices for Internet goods and services down and such price reductions may reduce the revenues of our network companies.


GROWING CONCERNS ABOUT THE USE OF "COOKIES" MAY LIMIT ENGAGE'S ABILITY TO DEVELOP USER PROFILES.

     Web sites typically place small files of information commonly known as "cookies" on a user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through the Internet user's browser software. Engage's technology currently uses cookies to collect information about an Internet user's movement through the Internet. Most of the currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users currently choose to do so. Users can also delete cookies from their hard drive at any time. In addition, Microsoft, the leading provider of computer browser software, has announced a plan to modify its product to prompt users in certain situations when cookies are set on a user's computer. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies, and recently, the FTC initiated an informal inquiry into the data collection practices of DoubleClick, Inc. The effectiveness of Engage's technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies is limited, Engage would likely have to switch to other technology that would allow it to gather demographic and behavioral information. This could require significant reengineering time and resources, might not be completed in time to avoid negative consequences to our business, financial condition or results of operations, and might not be possible at all.


IF THE UNITED STATES OR OTHER GOVERNMENTS REGULATE THE INTERNET MORE CLOSELY, THE BUSINESSES OF OUR NETWORK COMPANIES MAY BE HARMED.

     Because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as privacy, pricing, taxation and content. The enactment of any additional laws or regulations may impede the growth of the Internet and the Internet-related business of our network companies and could place additional financial burdens on their businesses.


TO SUCCEED, OUR NETWORK COMPANIES MUST RESPOND TO THE RAPID CHANGES IN TECHNOLOGY AND DISTRIBUTION CHANNELS RELATED TO THE INTERNET.

     The markets for the Internet products and services of our network companies are characterized by:

     o    rapidly changing technology;

     o    evolving industry standards;

     o    frequent new product and service introductions;

     o    shifting distribution channels; and

     o    changing customer demands.

     The success of our network companies will depend on their ability to adapt to this rapidly evolving marketplace. They may not be able to adequately adapt their products and services or to acquire new products and services that can compete successfully. In addition, our network companies may not be able to establish and maintain effective distribution channels.


OUR NETWORK COMPANIES FACE SECURITY RISKS.

     Consumer concerns about the security of transmissions of confidential information over public telecommunications facilities is a significant barrier to electronic commerce and communications on the Internet. Many factors may cause compromises or breaches of the security systems our network companies or other Internet sites use to protect proprietary information, including advances in computer and software functionality or new discoveries in the field of cryptography. A compromise of security on the Internet would have a negative effect on the use of the Internet for commerce and communications and negatively impact our network companies' businesses. Security breaches of their activities or the activities of their customers and sponsors involving the storage and transmission of proprietary information, such as credit card numbers, may expose our network companies to a risk of loss or litigation and possible liability. We cannot assure that the security measures of our network companies will prevent security breaches.


THE SUCCESS OF THE GLOBAL OPERATIONS OF OUR NETWORK COMPANIES IS SUBJECT TO SPECIAL RISKS AND COSTS.

     Our network companies have begun, and intend to continue, to expand their operations outside of the United States. This international expansion will require significant management attention and financial resources. The ability of our network companies to expand their offerings of our products and services internationally will be limited by the general acceptance of the Internet and intranets in other countries. In addition, we and our network companies have limited experience in such international activities. Accordingly, we and our network companies expect to commit substantial time and development resources to customizing the products and services of our network companies for selected international markets and to developing international sales and support channels.

     We expect that the export sales of our network companies will be denominated predominantly in United States dollars. As a result, an increase in the value of the United States dollar relative to other currencies may make the products and services of our network companies more expensive and, therefore, potentially less competitive in international markets. As our network companies increase their international sales, their total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.


OUR NETWORK COMPANIES COULD BE SUBJECT TO INFRINGEMENT CLAIMS.

     From time to time, our network companies have been, and expect to continue to be, subject to third party claims in the ordinary course of business, including claims of our alleged infringement of intellectual property rights. Any such claims may damage the businesses of our network companies by:

     o    subjecting them to significan liability for damages;

     o    resulting in invalidation of their proprietary rights;

     o being time-consuming and expensive to defend even if such claims are not meritorious; and

     o    resulting in the diversion of management time and attention.


OUR NETWORK COMPANIES MAY HAVE LIABILITY FOR INFORMATION RETRIEVED FROM THE INTERNET.

     Because materials may be downloaded from the Internet and subsequently distributed to others, our network companies may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and distribution of such materials.


              INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement contains or incorporates by reference forward-looking statements. These are statements that relate to future periods and include statements about our:

     o    expected operating results;

     o    market opportunities;

     o    acquisition opportunities;

     o    ability to compete; and

     o    stock price.

         In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "predicts," "estimates" and similar expressions, although not all forward-looking statements are identified by these words. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed in the forward-looking statements. A description of risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. In light of these assumptions, risks and uncertainties, the forward-looking events discussed in this prospectus may not occur. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf. These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update them even though our situation may change in the future.


                           ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Commission using a "shelf" registration process. Under this shelf process, the selling stockholders may sell the securities described in this prospectus in one of more offerings up to a total of 10,810,911 shares. This prospectus provides you with a description of the securities they may offer. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information About Us."


                        DESCRIPTION OF CAPITAL STOCK

     The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities. For the complete terms of our common stock and preferred stock, please refer to our restated certificate of incorporation and restated by-laws that are incorporated by reference into the registration statement which includes this prospectus.

     Our authorized capital stock consists of 1,405,000,000 shares. These shares consist of 1,400,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 250 shares have been designated as Series A preferred stock, 50,000 shares have been designated as Series B preferred stock, 375,000 shares have been designated as Series C preferred stock and 18,090.45 shares have been designated as Series D preferred stock. On August 11, 2000, CMGI had issued and outstanding:

     o    approximately 296,690,881 shares of common stock;

     o    no shares of Series A preferred stock;

     o    no shares of Series B preferred stock;

     o 375,000 shares of Series C preferred stock (convertible into an aggregate of approximately 9,645,997 shares of common stock as of August 11, 2000); and

     o    no shares of Series D preferred stock.


COMMON STOCK

     Voting Rights. Each holder of common stock is entitled to one vote on all matters to be voted upon by stockholders for each share held on the record date for such vote.

     Dividends. The holders of common stock, after preferences of holders of preferred stock, are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividends.

     Liquidation and Dissolution. If we are liquidated or dissolved, the holders of the common stock will be entitled to share in our assets available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of preferred stock will receive their preferential share of our assets before the holders of the common stock receive any assets.

     Other Rights.   Holders of the common stock have no right to:

     o    convert the common stock into any other security,

     o    have the common stock redeemed, or

     o purchase additional shares of common stock to maintain their proportionate interest.

     The common stock does not have cumulative voting rights, which means that the holders of a majority of the shares can elect all the directors and that the holders of the remaining shares will not be able to elect any directors. All outstanding shares of common stock are, and all shares of common stock offered under a this prospectus when issued will be upon payment, validly issued, fully paid and nonassessable.

     Restriction on Alienability of Securities to be Registered. The common stock being registered herein is subject to a Trading Day Limit Agreement between us and each selling stockholder. Under this agreement, the selling stockholder can, on any single day on which Nasdaq is open for trading, sell only up to 10% of the total shares issued to the selling stockholder upon payment of any of the notes. In addition, the selling stockholder can, beginning on the date on which the selling stockholder is issued shares upon payment of any of the notes and ending ten trading days thereafter, enter into a swap, hedge, collar, short sale or other arrangement that transfers to another any of the consequences of ownership of those shares for that period.

     Transfer Agent.   We have appointed EquiServe, L.P. as the transfer agent
and registrar for our common stock.


PREFERRED STOCK

     General. Our restated certificate of incorporation authorizes the board of directors to issue, without any further action by the stockholders, the preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof, including voting rights, dividend rights, conversion rights, liquidation preferences, redemption privileges and sinking fund terms. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. Any or all of the rights of the preferred stock may be greater than the rights of the common stock.

     In addition, the preferred stock could have other rights, including economic rights senior to our common stock, so that the issuance of the preferred stock could adversely affect the market value of our common stock. The issuance of the preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders.


SERIES C PREFERRED STOCK

     Voting Rights. Holders of shares of Series C preferred stock have no voting rights except as otherwise provided by the Delaware corporation statute and our restated certificate of incorporation. On such matters where the holders of shares of Series C preferred stock have a right to vote with the holders of common stock, they are entitled to vote their shares on an as-converted basis. Our restated certificate of incorporation also gives the holders of shares of Series C preferred stock the right to vote on enumerated actions that if taken by us would impair their rights, preferences and privileges. Prior to us taking any such action, the affirmative vote of the holders of a majority of the outstanding shares of Series C preferred stock is required.

     Dividend Rights. Holders of Series C convertible preferred stock are entitled to receive when, as and if declared by the board of directors, out of funds legally available for dividends, cumulative dividends equal to two percent per annum of the stated value of $1,000 per share, payable semiannually in arrears, either in cash or, at our option, through an adjustment to the liquidation preference per share. Such adjustments, if any, will also increase the number of shares of common stock into which shares of Series C preferred stock is convertible.

     Liquidation and Dissolution. In the event of any liquidation or dissolution of us, the holders of Series C preferred stock are entitled to receive, prior to any distribution to holders of common stock, an amount equal to the stated value of $1,000 per share plus all adjustments to the liquidation preference plus accrued but unpaid dividends to which no adjustment has been made (the sum of which is referred to as the liquidation preference).

     Our restated certificate of incorporation specifies that upon the occurrence of enumerated corporate events, including the consummation of a transaction in which our stockholders do not own at least 50% of the voting power of the combined company, the holders of two-thirds of the outstanding shares of Series C preferred stock may elect either:

     o to treat such events as a liquidation event and receive a liquidation distribution; or

     o to have the conversion price for each share of Series C preferred stock adjusted accordingly.

     Conversion. The shares of Series C preferred stock are segregated into three equal tranches of 125,000 shares each. The shares in each tranche have identical rights and preferences except as to conversion. The conversion price calculated for each tranche is also subject to adjustment for certain actions described in our restated certificate of incorporation. Shares of Series C preferred stock may be converted into common stock at any time at the option of the holders and automatically convert into common stock on June 30, 2002, as described in the restated certificate of incorporation.

     The restated certificate of incorporation provides that a holder of Series C preferred stock may not choose to convert such shares into common stock totaling more than 9.9% of outstanding shares of common stock.

     Redemption Rights. Holders of shares of Series C preferred stock have the right to cause us to redeem their shares upon the occurrence of events specified in our restated certificate of incorporation, including our failure to issue shares of common stock upon conversion by holders of shares of Series C preferred stock. The redemption price will be an stock demanding redemption.


CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     We have shares of common stock and preferred stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, facilitate corporate acquisitions or payable as a dividend on the capital stock.

         The existence of unissued and unreserved common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.


CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND THE RESTATED BY-LAWS

     Our restated certificate of incorporation and restated by-laws include provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us first to negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in terms more favorable to us.

     Our restated certificate of incorporation and restated by-laws provide that the board of directors will be divided into three classes of directors, with the term of each class expiring in a different year. Our restated by-laws provide that the number of directors will be fixed from time to time exclusively by the board of directors, but shall consist of not more than fifteen nor less than three directors. A majority of the board of directors then in office has the sole authority to fill any vacancies on the board of directors. Our restated certificate of incorporation provides that directors may be removed only by the affirmative vote of holders of at least 75% of the voting power of all of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

     Our restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. Our restated certificate of incorporation and restated by-laws provide that special meetings of stockholders can be called by the chairman of the board of directors, or pursuant to a resolution approved by a majority of the total number of directors which we would have if there were no vacancies on the board of directors, or by the stockholders owning at least 20% of the stock entitled to vote at the meeting. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the chairman of the board, or at the request of a majority of the whole board of directors, or as specified in the stockholders' call for such meeting.

     Our restated by-laws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election to the board of directors and with regard to business brought before an annual meeting of stockholders.

     Our restated certificate of incorporation and restated by-laws contain provisions requiring the affirmative vote of the holders of at least 75% of the voting stock, voting together as a single class, to amend certain provisions of the restated certificate of incorporation relating primarily to anti-takeover provisions and to the limitation of director liability.

     The restated certificate of incorporation empowers the board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include:

     o comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the capital stock, our estimated current value in a freely negotiated transaction, and our estimated future value as an independent entity;

     o the impact of such a transaction on ou customers and employees, and its effect on the communities in which we operate; and

     o our ability to fulfill our objectives under applicable statutes and regulations.

     Our restated certificate of incorporation prohibits us from purchasing any shares of our stock from any person, entity or group that beneficially owns 5% or more of our voting stock at a price exceeding the average closing price for the twenty trading business days prior to the purchase date, unless a majority of our disinterested stockholders approve the transaction. This restriction on purchases by us does not apply to any offer to purchase shares of a class of our stock which is made on the same terms and conditions to all holders of that class of stock, to any purchase of stock owned by such a 5% stockholder occurring more than two years after such stockholder's last acquisition of our stock, to any purchase of our stock in accordance with the terms of any stock option or employee benefit plan, or to any purchase at prevailing market prices pursuant to a stock purchase program.

     Our restated certificate of incorporation contains a provision requiring the affirmative vote of the holders of at least 75% of the voting stock, voting together as a single class, to approve any business combination not approved by the affirmative vote of a majority of the total number of directors. This requirement is in addition to the requirements of
Section 203 of the Delaware General Corporation Law.


                                 CMGI, INC.

     CMGI is a leading global Internet company. Our strategy is to create or acquire, and then operate, companies that can fulfill our vision of a personalized, content and service-rich Internet that is easy to use and accessible globally. We focus on four key areas of the Internet from both a business-to-business and business-to-consumer perspective:

     o    interactive marketing and advertising solutions;

     o    enabling tools and infrastructure technologies;

     o    content and community; and

     o    e-commerce.

     We believe that our network of over 75 operating and venture companies benefit from CMGI's operational expertise, strategic guidance and resources. They also benefit from the exchange of experiences and best practices with each other. We foster a collaborative environment that encourages a sharing of ideas among our companies. We also facilitate intra-network relationships and seek to leverage our strategic partners to accelerate the growth of our network companies. We believe that our network of companies provides us with insights into emerging market needs and position us to continue to be a driving force behind the evolution of the Internet.

     Our principal executive office is located at 100 Brickstone Square, Andover, Massachusetts 01810 and our telephone number is (978) 684-3600.

     References in this prospectus to our Web site address or those of our network companies are textual references only. The information contained on these Web sites is not a part of this prospectus supplement.

         CMGI, CMGI Solutions, CMGion, @Ventures, CMGI Creating Net Value, Creating Net Value and Worldwide Points are our servicemarks or those of our subsidiaries. This prospectus also contains other trademarks, servicemarks and trade names that are the property of our network companies or other parties.


                              USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock being sold by the selling stockholders pursuant to this prospectus. The selling stockholders will receive all of the net proceeds from any sale of the shares of common stock being sold by the selling stockholders pursuant to this prospectus.

          The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.


                          THE SELLING STOCKHOLDERS

         The consideration paid to the former stockholders of Tallan, Inc. for our purchase of a controlling interest in Tallan, Inc. on March 31, 2000 included three promissory notes. One note, in the principal amount of $241,794,649.00, matures on September 30, 2000 and two notes, in the aggregate principal amount of $135,101,879.00, mature on December 31, 2000. Each promissory note allows us to extend the maturity date by up to 30 days. We have the option, on or before maturity of the notes, of paying some or all of the principal and interest owed on the notes in our common stock. We put these notes in escrow on behalf of the former Tallan, Inc. stockholders, pending payment on or before maturity of the notes and, in the case of one of the notes maturing on December 31, 2000 in the principal amount of $50,000,000.00, the resolution of indemnification claims, if any. This prospectus registers for resale by the former stockholders of Tallan, Inc. the shares of our common stock that we may issue upon repayment of these notes.

         The following table sets forth, to our knowledge, the name and number of shares of our common stock beneficially owned by each of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after August [ ], 2000 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below. The table has been prepared on the basis of the information furnished to us by or on behalf of the selling stockholders. As of August 11, 2000 there were approximately 296,690,881 shares of CMGI common stock outstanding.


                                                                                                 SHARES OF
                                                      SHARES OF                NUMBER           COMMON STOCK
                                                     COMMON STOCK            OF SHARES       TO BE BENEFICIALLY
                                                    OWNED PRIOR TO             BEING          OWNED AFTER THE
SELLING STOCKHOLDERS                              THIS OFFERING (1)           OFFERED           OFFERING (1)
--------------------                              ----------------            -------           ------------

                                                Number        Percent                      Number         Percent
                                                ------        -------                      ------         -------
Mary Abel

Peter A. Bourdon (2)

Canaan Equity

Stephen Clune (2)

Christopher Dearing (2)

Philip Filippelli (2)

James C. Furnivall

R. Nelson Griebel

Gregory P. Hughes

John M. Hughes (2)

Michael Hughes (2)

Robert Hughes (2)

J.B. Ventures LLC

J.H. Whitney III, LP

(J.H.) Whitney Strategic Partners III, LP

Gregory Kopchinsky

Michael R. Lezenski (2)

Bernard Lidestri (2)

Michael A. Logan (2)

Michael Lydon (2)

Eugene McKeown (2)

Earl Mix

Morgan Stanley Venture Partners III, LP

Morgan Stanley Venture Investors III, LP

Morgan Stanley Venture Partners
Entrepreneur Fund, LP

Laurie A. Paternoster (2)

Christopher Reeves Paralysis
Foundation

Regency One LLC

Doug Rivard (2)

Gary St. Jean (2)

David Tanacea (2)

Kevin Williamson (2)

Eric A. Young

The Ryan Anderson Young
Irrevocable Trust DTD 7/28/95

The Connor Erickson Young
Irrevocable Trust DTD 2/11/98


(1) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. The common stock being registered is subject to a Trading Day Limit Agreement which restricts the amount of shares any selling stockholder can sell in one day and which provides a limited time window in which the selling stockholder can enter into an arrangement that transfers to another any of the consequences of ownership of those shares. For purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2) Except for those individuals designated by reference to this footnote, none of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us, Tallan, and/or any of our other subsidiaries within the past three years, except that the selling stockholders indicated have been employed by us and/or Tallan.


                            PLAN OF DISTRIBUTION

         The consideration paid to the former stockholders of Tallan, Inc. for our purchase of a controlling interest in Tallan, Inc. on March 31, 2000 included three promissory notes. One note, in the principal amount of $241,794,649.00, matures on September 30, 2000 and two notes, in the aggregate principal amount of $135,101,879.00, mature on December 31, 2000. Each promissory note allows us to extend the maturity date by up to 30 days. We have the option, on or before the maturity of the notes, of paying some or all of the principal and interest owed on the notes in our common stock. We put these notes in escrow on behalf of the former Tallan, Inc. stockholders, pending payment on or before maturity and, in the case of one of the notes maturing on December 31, 2000 in the principal amount of $50,000,000.00, the resolution of indemnification claims, if any. Upon payment of the note maturing on December 31, 2000 in the principal amount of $50,000,000.00, shares of our common stock equal in value to any indemnification claims then pending will remain in escrow until those claims are resolved. Additionally, common stock issued in payment of all three notes is subject to a Trading Day Limit Agreement between us and the selling stockholders. Under this agreement, the selling stockholder can, on any single day on which Nasdaq is open for trading, sell only up to 10% of the total shares issued to the selling stockholder upon payment of any of the notes. In addition, the selling stockholder can, beginning on the date on which the selling stockholder is issued shares upon payment of any of the notes and ending ten trading days thereafter, enter into a swap, hedge, collar, short sale or other arrangement that transfers to another any of the consequences of ownership of those shares for that period. This prospectus relates to the offer and resale of the shares of our common stock described herein by the selling stockholders.

         For purposes hereof, the term "selling stockholders" includes donees, pledgees, distributees, transferees or other successors-in-interest, including, without limitation, their respective affiliates and limited or general partners, all of which are referred to as a group below as transferees, or certain counterparties to derivatives transactions with the selling stockholders or transferees. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

         The selling stockholders may sell the shares offered hereby from time to time, subject to the Trading Day Limit Agreement, in one or more transactions (which may involve block transactions) on Nasdaq or on any other market on which our common stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the shares, short sales or any combination thereof. The sale price to the public may be the market price for our common stock prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the selling stockholders determine from time to time. The shares may also be sold pursuant to Rule 144 under the Securities Act. The selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may also sell the shares, subject to the Trading Day Limit Agreement, directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any part of the shares offered hereby will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers, or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

         The selling stockholders may enter into hedging transactions with broker-dealers with respect to the shares in accordance with the terms of the Trading Day Limit Agreement. In connection with these transactions, broker- dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The selling stockholders may also loan or pledge the shares to a financial institution or a broker-dealer and the financial institution or the broker-dealer may sell the shares loaned or upon a default the financial institution or the broker-dealer may effect sales of the pledged shares.

         The selling stockholders, alternatively, may sell all or any part of the shares, subject to the Trading Day Limit Agreement, offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

         To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

         To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in their ability to engage in market activities with respect to such shares. The selling stockholders, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Regulation M, which provisions may restrict certain activities of the selling stockholders and limit the timing of purchases and sales of any shares of common stock by the selling stockholder. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.

         We have agreed to pay certain expenses of the offering and issuance of the shares covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the SEC or Nasdaq. We will not pay brokerage commissions or taxes associated with sales by the selling stockholders.

         We will not terminate the Registration Statement of which this prospectus constitutes a part prior to March 31, 2000, except in the event that all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement.


                               LEGAL MATTERS

         The validity of the issuance of the common stock covered by this prospectus will be passed upon for CMGI by Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts, counsel for CMGI in this transaction.


                                  EXPERTS

         Our consolidated financial statements as of July 31, 1999 and 1998, and for each of the years in the three-year period ended July 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

         The financial statements of Flycast Communications Corporation as of December 31, 1999 and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

         The financial statements of AdForce, Inc. as of December 31, 1999 and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

         The financial statements of AltaVista Company as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1997, and for the period from January 1, 1998 through June 11, 1998 and for the period from June 12, 1998 through December 31, 1998, the financial statements of Zip2 as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, and the financial statements of Shopping.com as of January 31, 1998 and 1999 and for each of the two years in the period ended January 31, 1999, incorporated in this prospectus by reference to the CMGI, Inc. Current Report on Form 8-K dated June 29, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting. The financial statements of Shopping.com as of the year ended January 31, 1997, have been incorporated by reference herein in reliance upon the report of Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Flycast Communications Corporation as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, incorporated by reference herein, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated balance sheets of yesmail as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the years in the two- year period ended December 31, 1999, have been incorporated by reference herein and have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of Tallan, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 incorporated in this prospectus by reference to the CMGI, Inc. Current Report on Form 8-K dated March 9, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

         Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of AdForce, Inc. at December 31, 1997 and 1998, for the years ended December 31, 1998 and 1997 and for the period from January 16, 1996 (inception) to December 31, 1996 (not presented separately herein), as set forth in their report, which is included as an exhibit to this prospectus and registration statement. AdForce's financial statements are included as an exhibit in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         Ernst & Young LLP, independent auditors, have audited the financial statements of uBid, Inc.at December 31, 1998 and 1999 and for the period from April 1, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, included in the Amendment No. 1 to the CMGI, Inc. Registration Statement on Form S-4 filed on March 27, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements, information statements and other information with the Commission. You can inspect and copy any such information we file with the Commission at the public reference facilities the Commission maintains at:

         Room 1024, Judiciary Plaza
         450 Fifth Street, N.W.
         Washington, D.C. 20549

         and at the SEC's Regional Offices located at:

         Suite 1400, Northwestern Atrium Center
         500 West Madison Street
         Chicago, Illinois  60661

         and

         13th Floor, Seven World Trade Center
         New York, New York  10048

and you may also obtain copies of such material by mail, at prescribed rates, from the Public Reference Section of the Commission at:

         450 Fifth Street, N.W.
         Washington, D.C.  20549

         Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

         The Commission also maintains a Web site on the World Wide Web, the address of which is http://www.sec.gov. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information.

         This prospectus is part of a registration statement filed by us with the Commission. It does not contain all the information included or incorporated by reference in the registration statement. The full registration statement can be obtained from the Commission as indicated above or from us.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all the shares of common stock covered by this prospectus:

          o Annual Report on Form 10-K for the fiscal year ended July 31, 1999, filed with the Commission on October 29, 1999;

          o Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1999, filed with the Commission on December 15, 1999;

          o Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2000, filed with the Commission on March 16, 2000;

          o Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2000, filed with the Commission on June 14, 2000, as amended by the Quarterly Report on Form 10-Q/A filed with the Commission on July 11, 2000;

          o Current Report on Form 8-K (June 29, 1999) filed with the Commission on August 12, 1999;

          o Current Report on Form 8-K (August 18, 1999) filed with the Commission on September 2, 1999, as amended by the Current Reports on Form 8-K/A (August 18, 1999) filed with the Commission on November 1, 1999 and November 17, 1999;

          o Current Report on Form 8-K (September 3, 1999) filed with the Commission on September 3, 1999;

          o Current Report on Form 8-K (September 20, 1999) filed with the Commission on September 27, 1999;

          o Current Report on Form 8-K (September 23, 1999) filed with the Commission on October 1, 1999; and

          o Current Report on Form 8-K (December 15, 1999) filed with the Commission on December 17, 1999;

          o Current Report on Form 8-K (December 17, 1999) filed with the Commission on December 17, 1999

          o Current Report on Form 8-K (January 12, 2000) filed with the Commission on January 24, 2000;

          o Current Report on Form 8-K (February 9, 2000) filed with the Commission on February 22, 2000;

          o Current Report on Form 8-K (February 14, 2000) filed with the Commission on March 3, 2000;

          o Current Report on Form 8-K (March 9, 2000) filed with the Commission on March 9, 2000;

          o Current Report on Form 8-K (March 9, 2000) filed with the Commission on March 10, 2000;

          o Current Report on Form 8-K (April 28, 2000) filed with the Commission on May 10, 2000;

          o Current Report on Form 8-K (March 10, 2000) filed with the Commission on May 25, 2000;

          o Current Report on Form 8-K (August 16, 2000) filed with the Commission on August 17, 2000;

          o Current Report on Form 8-K (August 18, 2000) filed with the Commission on August 18, 2000;

          o All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

          o The description of our common stock contained in our registration statement on Form 8-A, filed with the Commission on January 11, 1994 (File No. 000-23262).

         You may request a copy of these filings, at no cost, by writing or telephoning us using the following contact information:

                  Director, Investor Relations
                  CMGI, Inc.
                  100 Brickstone Square
                  Andover, MA 01810
                  (978) 684-3600

         You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that the affairs of CMGI may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.


                                  PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION [to be updated with CMGI and completed at filing]

         The following table sets forth the expenses to be borne by CMGI in connection with the offerings described in this registration statement. All such expenses other than the Commission registration fee are estimates.



        Commission registration fee................................  $  104,003
        Legal fees and expenses....................................  $   35,000
        Accounting fees and expenses...............................  $   50,000
        Miscellaneous fees and expenses (including listing fees,
             if applicable)........................................  $   15,000
                                                                      ---------
            Total..................................................  $  204,003
                                                                      ---------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law grants the registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the registrant where the person involved is adjudged to be liable to the registrant except to the extent approved by a court. Article NINTH of the registrant's restated certificate of incorporation and
Article VII of the registrant's restated by-laws provide that the registrant shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the registrant, or is or was serving at the written request of the registrant, as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article NINTH of the registrant's restated certificate of incorporation and Article VII of the registrant's restated by-laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article VII of the registrant's restated by-laws also provides that the registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant, as a director, trustee, partner, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

         Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article EIGHTH of the registrant's restated certificate of incorporation eliminates a director's personal liability for monetary damages to CMGI and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to the registrant or its stockholders, acts or omissions not in good faith, or which involve intentional misconduct or knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

         The registrant maintains an insurance policy on behalf of itself and certain of its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

         The registrant has entered into agreements with all of its directors affirming the registrant's obligation to indemnify them to the fullest extent permitted by law and providing various other protections.


ITEM 16.  EXHIBITS


   Exhibit No.                              Description
   -----------                              -----------

      3.1      Restated Certificate of Incorporation of CMGI, Inc. Filed as
               Exhibit 4.1 to CMGI Inc.'s registration statement on Form S-3 (File No. 333-85047) filed with the Commission on August 12, 1999.

      3.1(a) Certificate of Designations, Preferences and Rights of Series D Preferred Stock. Filed as Exhibit 4.1 to CMGI Inc.'s Form 8-K filed with the Commission on September 2, 1999.

      3.1(b)   Amendment of Restated Certificate of Incorporation of
               CMGI, Inc. (dated May 5, 2000). Filed as Exhibit 3.1 to CMGI Inc.'s Form 10-Q filed with the Commission on June 14, 2000.


      3.2 Restated by-laws of CMGI, Inc. Filed as Exhibit 3.1 to CMGI, Inc.'s registration statement on Form S-4 (File No. 333-92107) filed with the Commission on December 3, 1999.

      4.3      The form of CMGI, Inc. common stock certificate. Filed as
               Exhibit 4.1 to CMGI, Inc.'s Form 10-K filed with the Commission on October 29, 1999.

      5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP to be filed by amendment.

      23.1     Consent of KPMG LLP, independent accountants to CMGI, Inc.

      23.2     Consent of KPMG LLP, independent accountants (Flycast
               Communications)

      23.3     Consent of KPMG LLP, independent accountants (AdForce)

      23.4 Consent of PricewaterhouseCoopers LLP, independent accountants (AltaVista, Zip2, Shopping.com)

      23.5 Consent of Singer Lewak Greenbaum & Goldstein LLP, independent auditors (Shopping.com)

      23.6 Consent of Deloitte & Touche LLP, independent auditors (Flycast Communications)

      23.7     Consent of Arthur Andersen LLP, independent auditors
               (yesmail.com)

      23.8 Consent of PricewaterhouseCoopers LLP, independent accountants (Tallan)

      23.9     Consent of Ernst & Young LLP, independent auditors (AdForce)

      23.10    Consent of Ernst & Young LLP, independent auditors (uBid)

      23.11 Consent of Skadden, Arps, Slate, Meagher & Flom LLP to be filed by amendment.

      24.1 Power of Attorney (included on the signature page of this registration statement)

      99.1 Audited balance sheets of AdForce, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the period from January 16, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 as filed in pages F-1 through F-25 of the Registrant's Registration Statement on Form S-4 (File No. 333-92139).

      99.2 Audited balance sheets of uBid, Inc. as of December 31, 1998 and 1999, and the related statements of operations, cash flows and changes in stockholders' equity for the period from April 1, 1997 (Inception) to December 31, 1997 and the years ended December 31, 1998 and 1999 as filed in pages F-1 through F-16 of the Registrant's Registration Statement on Form S-4 (File No. 333-32158).


ITEM 17.  UNDERTAKINGS

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Town of Andover, the Commonwealth of Massachusetts, on the 22nd day of August 2000.

                                    CMGI, INC.

                                    By: /s/ Andrew J. Hajducky III
                                        --------------------------------------
                                        Andrew J. Hajducky III, CPA
                                        Chief Financial Officer and Treasurer


                             POWER OF ATTORNEY

                  We, the undersigned officers and directors of CMGI, Inc., hereby severally constitute and appoint David S. Wetherell and Andrew J. Hajducky III, and each of them acting singly, our true and lawful attorneys-in- fact, with full power granted to them in any and all capacities (including substitutions), to execute for us and in our names in the capacities indicated below this registration statement (including any pre- and post-effective amendments), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable CMGI, Inc. to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of August 22, 2000.


                   Signature                                       Title
                   ---------                                       -----
/s/ David S. Wetherell                   Chairman of the Board, President and Chief Executive
-------------------------------          Officer (Principal Executive Officer)
David S. Wetherell


/s/ Andrew J. Hajducky, III              Chief Financial Officer and Treasurer (Principal Financial
-------------------------------          Officer and Principal Accounting Officer)
Andrew J. Hajducky III, CPA


/s/ William H. Berkman                   Director
-------------------------------
William H. Berkman


/s/ Craig D. Goldman                     Director
-------------------------------
Craig D. Goldman


/s/ Avram Miller                         Director
-------------------------------
Avram Miller


/s/ Robert J. Ranalli                    Director
-------------------------------
Robert J. Ranalli


/s/ Harold F. Enright, Jr.                                Director
-------------------------------
Harold F. Enright, Jr.



                               EXHIBIT INDEX

   Exhibit No.                                    Description
   -----------                                    -----------

     3.1           Restated Certificate of Incorporation of CMGI, Inc. Filed as
                   Exhibit 4.1 to CMGI Inc.'s registration statement on Form S-3 (File No. 333-85047) filed with the Commission on
                   August 12, 1999.

     3.1(a) Certificate of Designations, Preferences and Rights of Series D Preferred Stock. Filed as Exhibit 4.1 to CMGI Inc.'s Form 8-K filed with the Commission on September 2, 1999.

     3.1(b) Amendment of Restated Certificate of Incorporation of CMGI, Inc. (dated May 5, 2000). Filed as Exhibit 3.1 to CMGI Inc.'s Form 10-Q filed with the Commission on June 14, 2000.

     3.2 Restated by-laws of CMGI, Inc. Filed as Exhibit 3.1 to CMGI, Inc.'s registration statement on Form S-4 (File No. 333-92107) filed with the Commission on December 3, 1999.

     4.3           The form of CMGI, Inc. common stock certificate. Filed as
                   Exhibit 4.1 to CMGI, Inc.'s Form 10-K filed with the Commission on October 29, 1999.

     5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP to be filed by amendment.

     23.1          Consent of KPMG LLP, independent accountants to CMGI, Inc.

     23.2          Consent of KPMG LLP, independent accountants (Flycast
                   Communications)

     23.3          Consent of KPMG LLP, independent accountants (AdForce)

     23.4 Consent of PricewaterhouseCoopers LLP, independent accountants (AltaVista, Zip2, Shopping.com)

     23.5 Consent of Singer Lewak Greenbaum & Goldstein LLP, independent auditors (Shopping.com)

     23.6 Consent of Deloitte & Touche LLP, independent auditors (Flycast Communications)

     23.7          Consent of Arthur Andersen LLP, independent auditors
                   (yesmail.com)

     23.8 Consent of PricewaterhouseCoopers LLP, independent accountants (Tallan)

     23.9          Consent of Ernst & Young LLP, independent auditors (AdForce)

     23.10         Consent of Ernst & Young LLP, independent auditors (uBid)

     23.11 Consent of Skadden, Arps, Slate, Meagher & Flom LLP to be filed by amendment.

     24.1 Power of Attorney (included on the signature page of this registration statement).

     99.1 Audited balance sheets of AdForce, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the period from January 16, 1996 (inception) to December
                   31, 1996 and for the years ended December 31, 1997 and 1998 as filed in pages F-1 through F-25 of the Registrant's Registration Statement on Form S-4 (File
                   No. 333-92139).

     99.2 Audited balance sheets of uBid, Inc. as of December 31, 1998 and 1999, and the related statements of operations, cash flows and changes in stockholders' equity for the period from April 1, 1997 (Inception) to December 31, 1997 and the years ended December 31, 1998 and 1999 as filed in pages F-1 through F-16 of the Registrant's Registration Statement on Form S-4 (File No. 333-32158).